EXHIBIT 99.1

August 27, 2019
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD OPERATING INCOME AND NET SALES FOR THE THIRD QUARTER OF FISCAL 2019 AND RECORD NET INCOME FOR THE NINE MONTHS; FULL FISCAL YEAR 2019 NET SALES, NET INCOME AND CASH FLOW GROWTH ESTIMATES RAISED

3rd Quarter of Fiscal 2019 Net Income up 21% on
Operating Income Increase of 18% and Net Sales Increase of 14%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 21% to $81.1 million, or 59 cents per diluted share, in the third quarter of fiscal 2019, up from $67.1 million, or 49 cents per diluted share, in the third quarter of fiscal 2018. In the first nine months of fiscal 2019, net income increased 26% to a record $242.2 million, or $1.76 per diluted share, up from $191.9 million, or $1.40 per diluted share, in the first nine months of fiscal 2018.

Operating income increased 18% to a record $119.4 million in the third quarter of fiscal 2019, up from $101.4 million in the third quarter of fiscal 2018. In the first nine months of fiscal 2019, operating income increased 23% to a record $336.5 million, up from $272.5 million in the first nine months of fiscal 2018.

The Company's consolidated operating margin improved to 22.4% in the third quarter of fiscal 2019, up from 21.8% in the third quarter of fiscal 2018. The Company's consolidated operating margin improved to 22.2% in the first nine months of fiscal 2019, up from 21.0% in the first nine months of fiscal 2018.

Net sales increased 14% to a record $532.3 million in the third quarter of fiscal 2019, up from $465.8 million in the third quarter of fiscal 2018. Net sales increased 16% to a record $1,514.1 million in the first nine months of fiscal 2019, up from $1,300.8 million in the first nine months of fiscal 2018.

EBITDA increased 17% to $140.8 million in the third quarter of fiscal 2019, up from $120.7 million in the third quarter of fiscal 2018. EBITDA increased 21% to $400.7 million in the first nine months of fiscal 2019, up from $330.1 million in the first nine

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months of fiscal 2018. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report record quarterly results in consolidated net sales and operating income driven by record net sales at both of our operating segments. These record results principally reflect double-digit organic net sales growth within our Flight Support Group as well as high-single digit organic net sales growth and the excellent operating performance of our fiscal 2019 acquisitions in the Electronic Technologies Group.

Cash flow provided by operating activities was very strong, increasing 46% to $313.4 million in the first nine months of fiscal 2019, up from $214.8 million in the first nine months of fiscal 2018. We continue to forecast strong cash flow from operations for fiscal 2019.

During fiscal 2019, we successfully completed six acquisitions and completed seven acquisitions over the past year. As a result of these acquisitions, partially offset by the impact of our strong cash flows, our total debt to shareholders' equity ratio increased to 39.0% as of July 31, 2019, up from 35.4% as of October 31, 2018.  Our net debt (total debt less cash and cash equivalents) of $581.1 million to shareholders’ equity ratio increased to 35.4% as of July 31, 2019, up from 31.5% as of October 31, 2018. Our net debt to EBITDA ratio increased to 1.11x as of July 31, 2019, up from 1.04x as of October 31, 2018. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

As we look ahead to the remainder of fiscal 2019, we anticipate net sales growth within the Flight Support Group and Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we plan to continue our commitments to developing new products and services, further market penetration, and pursuing an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we now estimate our consolidated fiscal 2019 year-over-year net sales growth to be 14% - 15% and net income growth to be 23% - 24%, up from our prior growth estimates in net sales of 12% - 13% and in net income of 17% - 18%. Additionally, we now anticipate our consolidated operating margin to approximate 22.0%, up from our prior estimate of 21.5% - 22.0% and continue to anticipate depreciation and amortization expense to approximate $84 million.  Further, we now anticipate cash flow from operations to approximate $405 million, up from the prior estimate of $380 million, and capital expenditures to approximate $31 million,

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down from the prior estimate of $38 million. These estimates exclude additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "Our record quarterly results in net sales and operating income principally reflects strong double-digit organic growth within the majority of our product lines.

The Flight Support Group's net sales increased 12% to a record $320.0 million in the third quarter of fiscal 2019, up from $285.1 million in the third quarter of fiscal 2018. The Flight Support Group's net sales increased 13% to a record $915.5 million in the first nine months of fiscal 2019, up from $807.7 million in the first nine months of fiscal 2018. The increase in the third quarter and first nine months of fiscal 2019 is attributable to continued strong organic growth of 12% and 13%, respectively, mainly due to increased demand and new product offerings within our aftermarket replacement parts and specialty products product lines.

The Flight Support Group's operating income increased 18% to a record $64.8 million in the third quarter of fiscal 2019, up from $54.7 million in the third quarter of fiscal 2018. The increase principally reflects the previously mentioned net sales growth and the impact from an improved gross profit margin mainly driven by increased net sales and a more favorable product mix within our aftermarket replacement parts product line.

The Flight Support Group's operating income increased 18% to a record $179.8 million in the first nine months of fiscal 2019, up from $152.1 million in the first nine months of fiscal 2018. The increase principally reflects the previously mentioned net sales growth and the impact from an improved gross profit margin mainly driven by a more favorable product mix within our specialty products product line.

The Flight Support Group's operating margin increased to 20.2% in the third quarter of fiscal 2019, up from 19.2% in the third quarter of fiscal 2018. The Flight Support Group's operating margin increased to 19.6% in the first nine months of fiscal 2019, up from 18.8% in the first nine months of fiscal 2018. The increase in the third quarter and first nine months of fiscal 2019 principally reflects the previously mentioned improved gross profit margin.

With respect to the remainder of fiscal 2019, we now estimate full year net sales growth of approximately 11% - 12% over the prior year, up from the previous estimate of 10% and we now estimate the full year Flight Support Group operating margin to approximate 19.5% - 20.0%, up from the prior estimate of approximately 19.0% - 19.5%. Further, we now estimate the Flight Support Group's full year organic net sales growth rate to be in the low-double digits, up from the prior estimate of high-single digits. These estimates exclude additional acquired businesses, if any.”

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Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Our record quarterly results in net sales reflects high-single digit organic growth and the impact of our well-managed and profitable fiscal 2019 acquisitions.

The Electronic Technologies Group's net sales increased 16% to a record $216.1 million in the third quarter of fiscal 2019, up from $186.4 million in the third quarter of fiscal 2018. The Electronic Technologies Group's net sales increased 20% to a record $615.0 million in the first nine months of fiscal 2019, up from $510.8 million in the first nine months of fiscal 2018. These increases resulted from organic growth of 7% and 13% in the third quarter and first nine months of fiscal 2019, respectively, and the favorable impact from our fiscal 2019 acquisitions. The organic growth in the third quarter and first nine months of fiscal 2019 is mainly attributable to increased demand for certain defense and aerospace products.

The Electronic Technologies Group's operating income increased 11% to $62.2 million in the third quarter of fiscal 2019, up from $56.0 million in the third quarter of fiscal 2018.
The increase in the third quarter of fiscal 2019 principally reflects the previously mentioned net sales growth and an improved gross profit margin mainly driven by higher net sales and a more favorable product mix for certain aerospace products.

The Electronic Technologies Group's operating income increased 23% to a record $181.2 million in the first nine months of fiscal 2019, up from $147.4 million in the first nine months of fiscal 2018. The increase in the first nine months of fiscal 2019 principally reflects the previously mentioned net sales growth and an improved gross profit margin mainly driven by increased net sales and a more favorable product mix for certain aerospace and defense products.

The Electronic Technologies Group's operating margin remained strong at 28.8% in the third quarter of fiscal 2019 as compared to 30.1% reported in the third quarter of fiscal 2018. The operating margin in the third quarter of fiscal 2019 is inclusive of higher acquisition-related costs associated with a recent acquisition.

The Electronic Technologies Group's operating margin improved to 29.5% in the first nine months of fiscal 2019, up from 28.9% in the first nine months of fiscal 2018. The increase in the first nine months of fiscal 2019 principally reflects an improved gross profit margin, partially offset by higher performance-based compensation expenses, the impact of changes in the estimated fair value of accrued contingent consideration and the aforementioned higher acquisition-related costs as a percentage of net sales.

With respect to the remainder of fiscal 2019, we now estimate full year net sales growth of approximately 18% - 19% over the prior year, up from the previous estimate of 15% - 17%, and anticipate the full year Electronic Technologies Group's operating margin to

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approximate 29.0%, as compared to our prior estimate of 29.0% - 29.5%.  Further, we now estimate the Electronic Technologies Group’s organic net sales growth rate to be in the low-double digits up from the prior estimate of high-single digits. These estimates exclude additional acquired businesses, if any.”

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for net income attributable to noncontrolling interests, income tax expense, interest expense and depreciation and amortization expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 80.3 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 53.8 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

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As previously announced, HEICO will hold a conference call on Wednesday, August 28, 2019 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 8947673. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 8947673.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2019	2018
Net sales	$532,324	$465,825
Cost of sales	319,493	284,216
Selling, general and administrative expenses	93,417	80,186
Operating income	119,414	101,423
Interest expense	(5,523)	(5,212)
Other income (expense)	268	(112)
Income before income taxes and noncontrolling interests	114,159	96,099
Income tax expense	25,100	22,200
Net income from consolidated operations	89,059	73,899
Less: Net income attributable to noncontrolling interests	7,961	6,813
Net income attributable to HEICO	$81,098	$67,086

Net income per share attributable to HEICO shareholders:
Basic	$.61	$.51
Diluted	$.59	$.49

Weighted average number of common shares outstanding:
Basic	133,970	132,794
Diluted	137,634	136,733

	Three Months Ended July 31,
	2019	2018
Operating segment information:
Net sales:
Flight Support Group	$320,016	$285,126
Electronic Technologies Group	216,129	186,370
Intersegment sales	(3,821)	(5,671)
	$532,324	$465,825

Operating income:
Flight Support Group	$64,797	$54,712
Electronic Technologies Group	62,206	56,021
Other, primarily corporate	(7,589)	(9,310)
	$119,414	$101,423

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2019		2018
Net sales	$1,514,118		$1,300,837
Cost of sales	909,663		796,580
Selling, general and administrative expenses	267,911		231,709
Operating income	336,544		272,548
Interest expense	(16,496)		(14,841)
Other income (expense)	2,420		(2)
Income before income taxes and noncontrolling interests	322,468		257,705
Income tax expense	55,300	(a)	46,100	(b)
Net income from consolidated operations	267,168		211,605
Less: Net income attributable to noncontrolling interests	24,956		19,749
Net income attributable to HEICO	$242,212	(a)	$191,856	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.82	(a)	$1.45	(b)
Diluted	$1.76	(a)	$1.40	(b)

Weighted average number of common shares outstanding:
Basic	133,405		132,422
Diluted	137,273		136,570

	Nine Months Ended July 31,
	2019		2018
Operating segment information:
Net sales:
Flight Support Group	$915,480		$807,683
Electronic Technologies Group	615,009		510,750
Intersegment sales	(16,371)		(17,596)
	$1,514,118		$1,300,837

Operating income:
Flight Support Group	$179,843		$152,069
Electronic Technologies Group	181,160		147,371
Other, primarily corporate	(24,459)		(26,892)
	$336,544		$272,548

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)
During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share. During the first quarter of fiscal 2018, the Company recognized a net benefit from stock option exercises that increased net income attributable to HEICO by $2.1 million, or $.02 per basic and diluted share.

(b)
During the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law resulting in the Company recording a provisional discrete tax benefit from remeasuring its U.S. federal net deferred tax liabilities that was partially offset by a provisional discrete tax expense related to a one-time transition tax on the unremitted earnings of the Company's foreign subsidiaries. The net impact of these amounts increased net income attributable to HEICO by $11.9 million, or $.09 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2019	October 31, 2018
Cash and cash equivalents	$59,023	$59,599
Accounts receivable, net	259,321	237,286
Contract assets	47,238	14,183
Inventories, net	416,314	401,553
Prepaid expenses and other current assets	20,688	21,187
Total current assets	802,584	733,808
Property, plant and equipment, net	173,182	154,739
Goodwill	1,263,473	1,114,832
Intangible assets, net	561,547	506,360
Other assets	159,502	143,657
Total assets	$2,960,288	$2,653,396

Current maturities of long-term debt	$860	$859
Other current liabilities	268,276	281,570
Total current liabilities	269,136	282,429
Long-term debt, net of current maturities	639,304	531,611
Deferred income taxes	51,626	46,644
Other long-term liabilities	179,494	157,658
Total liabilities	1,139,560	1,018,342
Redeemable noncontrolling interests	178,353	132,046
Shareholders’ equity	1,642,375	1,503,008
Total liabilities and equity	$2,960,288	$2,653,396

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2019	2018
Operating Activities:
Net income from consolidated operations	$267,168	$211,605
Depreciation and amortization	61,686	57,523
Share-based compensation expense	7,674	6,933
Employer contributions to HEICO Savings and Investment Plan	7,128	6,015
Increase (decrease) in accrued contingent consideration, net	3,734	(3,789)
Deferred income tax benefit	(3,293)	(13,485)
Payment of contingent consideration	(3,105)	—
Increase in accounts receivable	(14,820)	(21,043)
Decrease (increase) in contract assets	7,429	(5,272)
Increase in inventories	(27,019)	(40,965)
(Decrease) increase in current liabilities, net	(2,214)	4,647
Other	9,031	12,584
Net cash provided by operating activities	313,399	214,753

Investing Activities:
Acquisitions, net of cash acquired	(235,174)	(40,599)
Capital expenditures	(21,671)	(35,898)
Investments related to HEICO Leadership Compensation Plan	(10,800)	(10,050)
Other	628	(2,736)
Net cash used in investing activities	(267,017)	(89,283)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	108,000	(57,000)
Distributions to noncontrolling interests	(104,699)	(7,129)
Redemptions of common stock related to stock option exercises	(35,600)	(24,941)
Cash dividends paid	(18,691)	(15,363)
Payments of contingent consideration	(4,073)	(5,425)
Revolving credit facility issuance costs	—	(4,067)
Proceeds from stock option exercises	8,270	3,036
Other	(387)	(376)
Net cash used in financing activities	(47,180)	(111,265)

Effect of exchange rate changes on cash	222	710

Net (decrease) increase in cash and cash equivalents	(576)	14,915
Cash and cash equivalents at beginning of year	59,599	52,066
Cash and cash equivalents at end of period	$59,023	$66,981

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended July 31,
EBITDA Calculation	2019	2018
Net income attributable to HEICO	$81,098	$67,086
Plus: Depreciation and amortization	21,138	19,434
Plus: Net income attributable to noncontrolling interests	7,961	6,813
Plus: Interest expense	5,523	5,212
Plus: Income tax expense	25,100	22,200
EBITDA (a)	$140,820	$120,745

	Nine Months Ended July 31,
EBITDA Calculation	2019	2018
Net income attributable to HEICO	$242,212	$191,856
Plus: Depreciation and amortization	61,686	57,523
Plus: Net income attributable to noncontrolling interests	24,956	19,749
Plus: Interest expense	16,496	14,841
Plus: Income tax expense	55,300	46,100
EBITDA (a)	$400,650	$330,069

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2019	October 31, 2018
Net income attributable to HEICO	$309,589	$259,233
Plus: Depreciation and amortization	81,354	77,191
Plus: Net income attributable to noncontrolling interests	31,660	26,453
Plus: Interest expense	21,556	19,901
Plus: Income tax expense	79,800	70,600
EBITDA (a)	$523,959	$453,378

Net Debt Calculation	July 31, 2019	October 31, 2018
Total debt	$640,164	$532,470
Less: Cash and cash equivalents	(59,023)	(59,599)
Net debt (a)	$581,141	$472,871

Net debt	$581,141	$472,871
Shareholders' equity	$1,642,375	$1,503,008
Net debt to shareholders' equity ratio (a)	35.4%	31.5%

Net debt	$581,141	$472,871
EBITDA (Trailing twelve months)	$523,959	$453,378
Net debt to EBITDA ratio (a)	1.11	1.04

(a) See the "Non-GAAP Financial Measures" section of this press release.